Exhibit 99.1

LMI Aerospace, Inc. Announces Key Management Change
St. Louis, October 10, 2014 - LMI Aerospace, Inc. (Nasdaq:LMIA), a leading aerostructures and engineering services provider to the commercial, business and regional, and military aerospace, today announced that Vice President of Human Resources & Organizational Development, Cynthia G. Maness, will be leaving the company effective December 23, 2014.
Maness has been with LMI for over 23 years starting as a plant and corporate HR Manager. She was named HR Director in 1996, Director of People in 2002, and has served as Vice President of Human Resources & Organizational Development since 2008.
“We are making organizational changes within LMI, and Cindy has determined that she can better achieve her personal and career objectives outside the company” said CEO Dan Korte. “Cindy is a valued employee who helped build LMI to what it is today and I appreciate her many years of service. I wish her well in her future endeavors.”
In order to effect a smooth transition, Maness will remain available for consultation through March 15, 2015. “I have greatly enjoyed my time at LMI. I believe the employees I have worked with over the last couple of decades are the best in the business, and I wish them much happiness and continued success,” Maness stated.

About LMI Aerospace

LMI Aerospace, Inc. (Nasdaq: LMIA), is a leading supplier of aerostructures, engineering services, and structural testing to the commercial, business and regional, and military aerospace markets. For more than 65 years, LMI has provided solutions to its customers’ most challenging problems across the entire aerospace industry. From manufacturing more than 40,000 products for integration into a variety of aircraft platforms to supporting aircraft product lifecycles and fleet support via complete turnkey engineering capabilities, LMI offers complete, integrated solutions in aerostructures, engineering and program management services. With “A Higher Level of Performance,” LMI ensures every customer interaction and touch point is met with a commitment to deliver the highest-quality products, best customer service and the most outstanding value in the industry. Based in St. Louis, LMI has operations in 27 locations across the U.S. as well as internationally in Australia, Mexico and Sri Lanka. For more information go to www.lmiaerospace.com.

Media Contact:
Deb Guse
816-423-5603